Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ACQUIRES WOODLAWN MANUFACTURNG, LTD.

Eau Claire, Wisconsin (October 26, 2022) – National Presto Industries, Inc. (NYSE: NPK) announced today that its wholly owned subsidiary, National Defense Corporation, and newly formed subsidiary Woodlawn Manufacturing, LLC, acquired the equity interests of Woodlawn Manufacturing, Ltd, located in Marshall, Texas. Woodlawn Manufacturing, Ltd, is a high volume manufacturer of precision metal parts and assemblies primarily for the defense and aerospace industry. The company is a first- and second-tier supplier to the United States military, producing rocket warhead bodies, countermeasure flare cases and other ammunition metal parts. It has annual sales of approximately $18,000,000. Major customers include U.S. government agencies, AMTEC and other defense contractors.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety Segment consists of three startup companies. The first is Rusoh, Inc., which designs and markets the Rusoh® Eliminator® fire extinguisher, the first owner-maintained fire extinguisher. The second is OneEvent Technologies, Inc. It offers systems that provide early warning of conditions that if not corrected, could ultimately lead to significant losses. The third is Rely Innovations, Inc., which designs and sells carbon monoxide detectors for residential use.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.